Exhibit 5.1

OPINION OF MCDERMOTT WILL & SCHULTE LLP

September 17, 2026

Interpace Biosciences, Inc.

Waterview Plaza, Suite 310

2001 Route 46

Parsippany, New Jersey 07054

Re:	Registration Statement on Form S-8 Relating to the 2026 Benefit Plans

Ladies and Gentlemen:

Reference is made to the registration statement on Form S-8 (the “Registration Statement”) of Interpace Biosciences, Inc., a Delaware corporation (the “Company”), filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement covers (a) 880,000 shares (the “2026 Equity Incentive Plan Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable pursuant to the Company’s 2026 Equity Incentive Plan (the “2026 Equity Incentive Plan”) and (b) 200,000 shares (the “2026 Employee Stock Purchase Plan Shares”) of the Company’s Common Stock issuable pursuant to the Company’s 2026 Employee Stock Purchase Plan (the “2026 Employee Stock Purchase Plan”).

We have examined the Registration Statement, including the exhibits thereto, the Certificate of Incorporation, as amended, the Amended and Restated By-laws of the Company, the 2026 Equity Incentive Plan, the 2026 Employee Stock Purchase Plan, resolutions adopted by the Company’s Board of Directors relating to the 2026 Equity Incentive Plan and 2026 Employee Stock Purchase Plan, the proposals adopted by the stockholders of the Company relating to the 2026 Equity Incentive Plan and 2026 Employee Stock Purchase Plan at the Company’s 2026 Annual Meeting of Stockholders held on August 20, 2026 (the “2026 Annual Meeting of Stockholders”), the Company’s Current Report on Form 8-K filed with the Commission on August 20, 2026, reporting the results of matters voted on by the Company’s stockholders at the 2026 Annual Meeting of Stockholders and such other documents as we have deemed appropriate in rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the authenticity of all documents submitted to us as copies of originals.

Based on the foregoing, we are of the opinion that the 2026 Equity Incentive Plan Shares and 2026 Employee Stock Purchase Plan Shares, when issued and paid for in accordance with the respective terms of the 2026 Equity Incentive Plan and any relevant award agreement and the 2026 Employee Stock Purchase Plan, will be validly issued, fully paid and non-assessable.

This opinion is being furnished to the Company solely for submission to the Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon, quoted in any manner, or delivered to any other person or entity without, in each instance, our prior written consent.

We express no opinion herein as to the law of any state or jurisdiction other than the General Corporation Law of the State of Delaware, including statutory provisions and all applicable provisions of the Constitution of the State of Delaware and reported judicial decisions interpreting such laws of the State of Delaware and the federal laws of the United States of America.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ McDermott Will & Schulte LLP

McDermott Will & Schulte LLP